VHS Network, Inc.
1599 Hurontario Street

                                                                  April 15, 1999

Re: Management Agreement

Dear Sirs:

This letter will constitute our agreement of VHS Network, whereby Groupmark Canada Ltd., will supply executive, clerical and administrative staff as required to perform the day to day business of VHS. Groupmark will contract, where required, with third parties for technical development and consulting in regard to "Set Top Box: and "Smart Card" applications.

Groupmark will respond to requests for quotations, answer e-mails etc. Groupmark will also supply the necessary telephones, office equipment, reception and all other physical requirements to carry the business of VHS.

The charge for these services will vary depending on demand, however will not exceed $56,000 per month in U.S. funds including travel and other related expenses.

Groupmark agrees to accrue its billing for services until VHS may reasonably be able to pay for same and in the alternative, Groupmark can exercise the option to accept payment by way of VHS stock in lieu therefore. This agreement will renew each year unless cancelled by either party in writing, giving 30 days notice.

Yours truly,


By: /s/ Elwin Cathcart

----------------------
Elwin Cathcart
CEO Groupmark Canada Ltd.


Accepted by VHS Network Inc.

Per_______________________